Exhibit 99.1

February 6, 2014

 FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES FOURTH QUARTER 2013 RESULTS

Aggregates Shipments Increase 7% and Aggregates Gross Profit Margin Expands 390 Basis Points

Full Year EBITDA Exceeds $500 million

Birmingham, Alabama – February 6, 2014 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the fourth quarter ending December 31, 2013.

Fourth Quarter Results Summary

●	Earnings from continuing operations were $0.08 per diluted share versus $0.03 per share last year.
●	Fourth quarter Adjusted EBITDA was $129 million versus $90 million in the prior year.
●	Net sales increased $78 million, or 14 percent, versus the prior year’s fourth quarter, as volumes continued to improve.
●	Gross profit improved $38 million, or 48 percent, primarily on the strength of the volume growth and operating leverage in aggregates.
●	Aggregates gross profit and profit margin increased $30 million and 390 basis points, respectively.
o	Shipments increased 7 percent
o	Pricing increased 3.5 percent
●	In total, non-aggregates gross profit and profit margin improved $8 million and 330 basis points from the prior year due mostly to double-digit growth in unit shipments in each segment.
●	Selling, Administrative and General (SAG) expenses were reduced $3 million from the prior year.

Don James, Chairman and Chief Executive Officer, said, “Demand for our products continues to benefit from a recovery in private construction activity, particularly residential construction. As a result, each of our operating segments reported earnings improvement in the fourth quarter. In particular, our Aggregates segment performed very well – reflecting the strong earnings leverage to volume growth. Higher aggregates pricing and shipments coupled with lower unit cost of sales led to a 37 percent improvement in segment earnings and a 390 basis point improvement in aggregates gross profit margin.”

Commentary on Fourth Quarter 2013 Segment Results

Aggregates segment revenues were $470 million and gross profit was $112 million, an increase of 14 percent and 37 percent, respectively, versus the prior year. Cash gross profit was $4.62 per ton of aggregates, an increase of 12 percent versus the prior year’s fourth quarter and 30 percent above the level at prior peak volumes in 2005. Many of the Company’s key markets realized double-digit volume growth versus the prior year, most notably Arizona, California, Florida, Georgia, North Carolina and Texas. Similarly, the average sales price for aggregates increased from the prior year in most of the Company’s key markets, led by growth in Alabama, California, Florida, Texas, and along the Gulf Coast.

Shipments in each of our non-aggregates segments increased versus the prior year, leading to an earnings improvement of $8 million in total. Concrete segment gross profit improved $3 million, due mostly to a 15 percent increase in unit shipments. Asphalt mix segment gross profit increased slightly from the prior year’s fourth quarter. Cement segment gross profit improved $4 million versus the prior year, due to increased volumes and lower operating costs.

Full Year Highlights

●	Earnings from continuing operations were $0.16 per diluted share versus a loss of $0.42 per diluted share in the prior year.
●	Adjusted EBITDA was $468 million, an increase of $57 million from the prior year.
●	Gross profit increased $93 million and gross profit margin improved 230 basis points with each operating segment reporting higher earnings.
●	Aggregates segment gross profit increased $61 million and gross profit margins improved 140 basis points.
o	Aggregates volume increased 3.5 percent.
o	Aggregates pricing increased 3.4 percent.
●	Selling, Administrative and General (SAG) expenses were flat with the prior year.
●	Cash earnings were $292 million, an increase of 39 percent from the prior year.
●	Capital spending was $158 million, excluding $117 million for the purchase of 136 million tons of reserves in California that previously were leased.

Regarding the Company’s full year results, Mr. James stated, “Growth in the private end markets, particularly residential, continued to drive increased construction activity and demand for our products in 2013. As expected, we realized strong volume growth across all our segments in the second half of 2013. Through our disciplined approach to pricing and cost control, we leveraged volume growth to achieve significant improvements in earnings and profitability. We improved the unit profitability in aggregates, expanded our gross profit margin, and improved earnings from continuing operations by $0.58 per diluted share.

“Our cash generation from operating activities increased sharply in 2013 due in part to improved earnings. As we look ahead to 2014, the operating leverage in our aggregates business sets the stage for even stronger earnings growth and cash generation as volumes continue to grow.”

Update on Initiatives

Mr. James continued, “Upon closing of the previously announced sale of our Florida cement and concrete operations for $720 million, which is expected to occur in the first quarter of 2014, we will have delivered on our commitments made two years ago to enhance profitability, divest non-strategic assets and reduce debt. Since that time, we will have increased Adjusted EBITDA by more than $110 million, generated more than $1 billion from the sales of non-strategic assets and future sales production agreements, and reduced total debt approximately $800 million. In addition, we have continued to strengthen our core aggregates business through the acquisition of reserves and quarries in California, Georgia, Texas and Virginia.

“I would like to thank our employees for their dedication in achieving these goals. Their relentless effort has strengthened our competitive advantage and positioned us for significant earnings improvement as our markets continue to recover and grow.”

Attached is a table that reflects the Company’s full year 2013 operating results assuming both the sale of its Florida cement and concrete operations and the tender offer to purchase up to $500 million of senior notes had been completed on January 1, 2013. Refer to Reconciliation of Non-GAAP Measures - Table G. This information will be included in a Form 8-K filing upon closing of the Florida cement and concrete sale transaction.

2014 Outlook

Regarding the Company’s outlook, Mr. James stated, “External industry forecasts suggest a recovery in U.S. construction activity is underway – and we concur. In 2014, we expect U.S. aggregates demand in each of the major end markets – residential, non-residential buildings, highways and other public infrastructure – to increase over the prior year for the first time since 2004. Even better, we expect growth in Vulcan-served markets to outperform other markets, led by continued improvement in private construction activity. Additionally, we continue to track a number of large-scale transportation and industrial projects in our markets, which we are well positioned to supply. While the timing of these large projects can be difficult to forecast, we expect these projects to play a meaningful role in our full year volumes again in 2014. As a result, we expect aggregates shipments in 2014 to increase 4 to 7 percent from the prior year. We expect this year-over-year volume growth to occur across most of our key markets and provide positive momentum for broad-based price growth. Overall, we expect the average freight-adjusted selling price to increase 3 to 5 percent, with the timing and rate of price increases varying across our markets. This top-line growth in aggregates coupled with tight management of our production costs should result in further margin expansion in aggregates.

“In our asphalt and concrete segments, gross profit improved in 2013 versus the prior year, and we expect improvements in both segments, on a comparable basis, again in 2014. Full year volume and price are expected to improve in both segments, driven mostly by increased private construction activity.

“SAG expenses in 2014 are expected to be in line with the prior year, allowing us to leverage our overhead structure with expected higher sales.

“Our confidence in a sustained multi-year recovery in demand for aggregates continues to grow. Our markets are recovering off trough levels of demand and appear to be outpacing other markets. To support this level of future shipments for 2014 and beyond and to improve further our production costs and operating efficiencies, we anticipate increasing our capital spending in 2014 to approximately $220 million.

“We are excited about our future as the leading aggregates supplier in the U.S. We have enhanced our leading reserve position in attractive, high-growth markets in California, Florida, Georgia, Texas and Virginia, and our earnings leverage to volume growth is better today than at the prior peak. The changes we have made in our organizational structure and our technology platforms will allow us to achieve additional leverage as volumes recover. We remain committed to improving our operating results, further strengthening our balance sheet, unlocking capital for more productive uses, and continuing to create value for our shareholders.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on February 6, 2014. Investors and other interested parties can access the live webcast via the Company’s website at www.vulcanmaterials.com. To participate by phone within the U.S., call 855-877-0343 approximately 10 minutes before the scheduled start. International participants can dial 678-509-8772. The conference identification is 50941919. The webcast will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates and a major producer of asphalt mix and concrete.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks that Vulcan's intentions, plans and results with respect to cost reductions, profit enhancements and asset sales, as well as streamlining and other strategic actions adopted by Vulcan, will not be able to be realized to the desired degree or within the desired time period and that the results thereof will differ from those anticipated or desired; uncertainties as to the timing and valuations that may be realized or attainable with respect to planned asset sales; those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the effects of the sequestration on demand for our products in markets that may be subject to decreases in federal spending; changes in Vulcan’s effective tax rate; the increasing reliance on technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

	(Amounts and shares in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2013	2012	2013	2012
Net sales	$652,882	$574,885	$2,628,696	$2,411,243
Delivery revenues	27,364	33,546	142,013	156,067
Total revenues	680,246	608,431	2,770,709	2,567,310
Cost of goods sold	535,535	495,679	2,201,816	2,077,217
Delivery costs	27,364	33,546	142,013	156,067
Cost of revenues	562,899	529,225	2,343,829	2,233,284
Gross profit	117,347	79,206	426,880	334,026
Selling, administrative and general expenses	64,016	66,873	259,427	259,140
Gain on sale of property, plant & equipment and businesses, net	2,381	46,768	39,250	68,455
Restructuring charges	-	(540)	(1,509)	(9,557)
Exchange offer costs	-	(49)	-	(43,380)
Other operating expense, net	(1,883)	(2,980)	(14,790)	(5,623)
Operating earnings	53,829	55,532	190,404	84,781
Other nonoperating income, net	2,570	2,531	7,538	6,727
Interest expense, net	48,888	52,928	201,645	211,926
Earnings (loss) from continuing operations before income taxes	7,511	5,135	(3,703)	(120,418)
Provision for (benefit from) income taxes	(2,585)	647	(24,459)	(66,492)
Earnings (loss) from continuing operations	10,096	4,488	20,756	(53,926)
Earnings (loss) on discontinued operations, net of taxes	(1,013)	(1,005)	3,626	1,333
Net earnings (loss)	$9,083	$3,483	$24,382	$(52,593)
Basic earnings (loss) per share
Continuing operations	$0.08	$0.03	$0.16	$(0.42)
Discontinued operations	$(0.01)	$0.00	$0.03	$0.01
Net earnings (loss)	$0.07	$0.03	$0.19	$(0.41)

Diluted earnings (loss) per share
Continuing operations	$0.08	$0.03	$0.16	$(0.42)
Discontinued operations	$(0.01)	$0.00	$0.03	$0.01
Net earnings (loss)	$0.07	$0.03	$0.19	$(0.41)

Weighted-average common shares outstanding
Basic	130,383	129,954	130,272	129,745
Assuming dilution	131,650	131,008	131,467	129,745
Dividends declared per share	$0.01	$0.01	$0.04	$0.04
Depreciation, depletion, accretion and amortization	$74,235	$78,568	$305,112	$331,959
Effective tax rate from continuing operations	-34.4%	12.6%	660.5%	55.2%

Table B

Vulcan Materials Company

and Subsidiary Companies

	(Amounts in thousands, except per share data)
Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2013	2012
Assets
Cash and cash equivalents	$198,201	$275,478
Accounts and notes receivable
Accounts and notes receivable, gross	344,475	303,178
Less: Allowance for doubtful accounts	(4,854)	(6,198)
Accounts and notes receivable, net	339,621	296,980
Inventories
Finished products	270,603	262,886
Raw materials	29,996	27,758
Products in process	6,613	5,963
Operating supplies and other	37,394	38,415
Inventories	344,606	335,022
Current deferred income taxes	40,423	40,696
Prepaid expenses	22,549	21,713
Assets held for sale	10,559	15,083
Total current assets	955,959	984,972
Investments and long-term receivables	42,387	42,081
Property, plant & equipment
Property, plant & equipment, cost	6,933,602	6,666,617
Reserve for depreciation, depletion & amortization	(3,621,585)	(3,507,432)
Property, plant & equipment, net	3,312,017	3,159,185
Goodwill	3,081,521	3,086,716
Other intangible assets, net	697,578	692,532
Other noncurrent assets	174,144	161,113
Total assets	$8,263,606	$8,126,599
Liabilities
Current maturities of long-term debt	$170	$150,602
Trade payables and accruals	143,807	113,337
Other current liabilities	154,620	171,671
Liabilities of assets held for sale	-	801
Total current liabilities	298,597	436,411
Long-term debt	2,522,243	2,526,401
Noncurrent deferred income taxes	701,075	657,367
Deferred revenue	224,743	73,583
Other noncurrent liabilities	578,842	671,775
Total liabilities	4,325,500	4,365,537
Equity
Common stock, $1 par value	130,200	129,721
Capital in excess of par value	2,611,703	2,580,209
Retained earnings	1,295,834	1,276,649
Accumulated other comprehensive loss	(99,631)	(225,517)
Total equity	3,938,106	3,761,062
Total liabilities and equity	$8,263,606	$8,126,599

Table C

Vulcan Materials Company

and Subsidiary Companies

	(Amounts in thousands)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2013	2012
Operating Activities
Net earnings (loss)	$24,382	$(52,593)
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	305,112	331,959
Net gain on sale of property, plant & equipment and businesses	(50,978)	(78,654)
Proceeds from sale of future production, net of transaction costs	153,095	73,583
Contributions to pension plans	(4,855)	(4,509)
Share-based compensation	22,093	17,474
Deferred tax provision	(35,063)	(69,830)
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(53,945)	20,378
Other, net	1,121	667
Net cash provided by operating activities	360,962	238,475
Investing Activities
Purchases of property, plant & equipment	(275,380)	(93,357)
Proceeds from sale of property, plant & equipment	17,576	80,829
Proceeds from sale of businesses, net of transaction costs	51,604	21,166
Payment for businesses acquired, net of acquired cash	(89,951)	-
Other, net	(39)	1,761
Net cash provided by (used for) investing activities	(296,190)	10,399
Financing Activities
Proceeds from line of credit	156,000	-
Payment of current maturities of long-term debt & line of credit	(306,602)	(134,780)
Proceeds from issuance of common stock	3,821	-
Dividends paid	(5,191)	(5,183)
Proceeds from exercise of stock options	9,762	10,462
Other, net	161	266
Net cash used for financing activities	(142,049)	(129,235)
Net increase (decrease) in cash and cash equivalents	(77,277)	119,639
Cash and cash equivalents at beginning of year	275,478	155,839
Cash and cash equivalents at end of year	$198,201	$275,478

Table D

Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Total Revenues
Aggregates (a)
Segment revenues	$470,376	$411,496	$1,899,020	$1,729,419
Intersegment sales	(50,804)	(35,311)	(185,385)	(148,230)
Net sales	419,572	376,185	1,713,635	1,581,189
Concrete (b)
Segment revenues	121,813	103,085	471,748	406,370
Intersegment sales	-	-	-	-
Net sales	121,813	103,085	471,748	406,370
Asphalt Mix
Segment revenues	98,268	84,860	393,356	378,126
Intersegment sales	-	-	-	-
Net sales	98,268	84,860	393,356	378,126
Cement (c).
Segment revenues	25,657	20,998	97,298	84,567
Intersegment sales	(12,428)	(10,243)	(47,341)	(39,009)
Net sales	13,229	10,755	49,957	45,558
Totals
Net sales	652,882	574,885	2,628,696	2,411,243
Delivery revenues	27,364	33,546	142,013	156,067
Total revenues	$680,246	$608,431	$2,770,709	$2,567,310
Gross Profit
Aggregates	$111,606	$81,332	$413,301	$352,100
Concrete	(4,996)	(8,384)	(24,774)	(38,234)
Asphalt Mix	7,944	7,472	32,704	22,970
Cement	2,793	(1,214)	5,649	(2,810)
Total	$117,347	$79,206	$426,880	$334,026
Depreciation, Depletion, Accretion and Amortization
Aggregates	$53,577	$57,044	$222,812	$240,704
Concrete	8,457	9,211	32,996	41,316
Asphalt Mix	2,297	2,097	8,697	8,687
Cement	4,335	4,508	18,093	18,055
Other	5,569	5,708	22,514	23,197
Total	$74,235	$78,568	$305,112	$331,959
Unit Shipments
Aggregates customer tons (d)	32,865	30,963	134,516	130,520
Internal tons (e)	2,871	2,441	11,409	10,440
Aggregates - tons	35,736	33,404	145,925	140,960
Ready-mixed concrete - cubic yards	1,240	1,075	4,798	4,223
Asphalt Mix - tons	1,665	1,493	6,869	6,701

Cement customer tons	137	114	517	442
Internal tons (e)	141	130	556	497
Cement - tons	278	244	1,073	939
Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (f)	$10.82	$10.45	$10.80	$10.44
Ready-mixed concrete	$93.12	$91.38	$93.10	$92.19
Asphalt Mix	$54.93	$56.07	$54.83	$55.33
Cement	$84.73	$77.20	$83.05	$77.77

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b)	Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c)	Includes cement and calcium products.
(d)	Includes tons marketed and sold on behalf of a third-party pursuant to a volumetric production payment (VPP) agreement.
(e)	Represents tons shipped primarily to our downstream operations (i.e., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.
(f)	Freight-adjusted sales price is calculated as total sales dollars less freight to remote distribution sites divided by total sales units excluding third-party VPP tons.

Table E

1.	Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

	(Amounts in thousands)
	Twelve Months Ended
	December 31
	2013	2012
Cash Payments
Interest (exclusive of amount capitalized)	$196,794	$207,745
Income taxes	30,938	20,374

Noncash Investing and Financing Activities
Liabilities assumed in business acquisition	232	-
Accrued liabilities for purchases of property, plant & equipment	18,864	9,627

2.	Reconciliation of Non-GAAP Measures

Generally Accepted Accounting Principles (GAAP) does not define "free cash flow," "Aggregates segment cash gross profit," "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and "cash earnings." Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP. Likewise, aggregates segment cash gross profit, EBITDA and cash earnings should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses, and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions. The investment community often uses these metrics as indicators of a company's ability to incur and service debt. We use free cash flow, Aggregates segment cash gross profit, EBITDA, cash earnings and other such measures to assess liquidity and the operating performance of our various business units and the consolidated company. Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Additionally, we have presented in Table G the impact of the Florida area cement and concrete divestiture as well as the debt purchase to our 2013 full year operating results as if these transactions had occurred on January 1, 2013. This information is provided to enable the reader to isolate the impact of these transactions.

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.

	(Amounts in thousands)
	Twelve Months Ended
	December 31
	2013	2012
Net cash provided by operating activities	$360,962	$238,475
Purchases of property, plant & equipment	(275,380)	(93,357)
Free cash flow	$85,582	$145,118

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.

	(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Aggregates segment
Gross profit	$111,606	$81,332	$413,301	$352,100
DDA&A	53,577	57,044	222,812	240,704
Aggregates segment cash gross profit	$165,183	$138,376	$636,113	$592,804

Table F

Reconciliation of Non-GAAP Measures (Continued)

EBITDA, Cash Earnings and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. Cash earnings adjusts EBITDA for net interest expense and current taxes.

	(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Reconciliation of Net Earnings to EBITDA and Cash Earnings

Net earnings (loss)	$9,083	$3,483	$24,382	$(52,593)
Provision for (benefit from) income taxes	(2,585)	647	(24,459)	(66,492)
Interest expense, net	48,888	52,928	201,645	211,926
(Earnings) loss on discontinued operations, net of taxes	1,013	1,005	(3,626)	(1,333)
EBIT	56,399	58,063	197,942	91,508
Plus: Depreciation, depletion, accretion and amortization	74,235	78,568	305,112	331,959
EBITDA	$130,634	$136,631	$503,054	$423,467
Less: Interest expense, net	(48,888)	(52,928)	(201,645)	(211,926)
Current taxes	(7,403)	(3,983)	(9,673)	(1,913)
Cash earnings	$74,343	$79,720	$291,736	$209,628

Adjusted EBITDA and Adjusted EBIT

EBITDA	$130,634	$136,631	$503,054	$423,467
Gain on sale of real estate and businesses	(1,377)	(46,801)	(36,759)	(65,122)
Restructuring charges	-	540	1,509	9,557
Exchange offer costs	-	49	-	43,380
Adjusted EBITDA	$129,257	$90,419	$467,804	$411,282
Less: Depreciation, depletion, accretion and amortization	74,235	78,568	305,112	331,959
Adjusted EBIT	$55,022	$11,851	$162,692	$79,323

EBITDA Bridge	Three Months Ended	Twelve Months Ended
(Amounts in millions)	December 31	December 31
2012 Actual EBITDA	$137	$423
Plus: Gain on sale of real estate and businesses	(47)	(65)
Restructuring charges	1	10
Exchange offer costs	-	43
2012 Adjusted EBITDA	91	411

Increase / (Decrease) due to
Aggregates: Volumes	14	30
Selling prices	13	53
Costs and other items	-	(39)
Concrete	2	5
Asphalt Mix	-	10
Cement	4	8
Selling, administrative and general expenses	3	-
Other	3	(10)
2013 Adjusted EBITDA	130	468

Plus: Gain on sale of real estate and businesses	1	37
Restructuring charges	-	(2)
2013 Actual EBITDA	$131	$503

Table G

Reconciliation of Non-GAAP Measures (Continued)

2013 Results Adjusted for Divestiture and Debt Purchase

	(Amounts and shares in thousands, except per share data)
Consolidated Statements of Earnings			Debt
(Condensed and unaudited)	As Reported (1)	Divestiture (2)	Purchase (3)	Adjusted (4)

Net sales	$2,628,696	$172,963		$2,455,733
Delivery revenues	142,013	-		142,013
Total revenues	2,770,709	172,963		$2,597,746
Cost of goods sold	2,201,816	194,761		2,007,055
Delivery costs	142,013	-		142,013
Cost of revenues	2,343,829	194,761		2,149,068
Gross profit	426,880	(21,798)		448,678
Selling, administrative and general expenses	259,427	9,386		250,041
Gain on sale of property, plant & equipment and businesses, net	39,250	-		39,250
Restructuring charges	(1,509)	-		(1,509)
Other operating expense, net	(14,790)	(2,889)		(11,901)
Operating earnings	190,404	(34,073)		224,477
Other nonoperating income, net	7,538	-		7,538
Interest expense (income), net	201,645	-	(32,800)	168,845
Earnings (loss) from continuing operations before income taxes	(3,703)	(34,073)	32,800	63,170
Provision for (benefit from) income taxes	(24,459)	(12,852)	12,074	467
Earnings (loss) from continuing operations	$20,756	$(21,221)	$20,726	$62,703

Basic earnings per share - continuing operations	$0.16			$0.48
Diluted earnings per share - continuing operations	$0.16			$0.48

Weighted-average common shares outstanding
Basic	130,272			130,272
Assuming dilution	131,467			131,467

Depreciation, depletion, accretion and amortization	$305,112	$36,025		$269,087

(1)	Represents results of operations for the year ended December 31, 2013 as reported in Table A.
(2)	Represents the results of operations of the Florida area cement and concrete businesses assuming the divestiture occurred on January 1, 2013. Net sales include adjustments for recurring intercompany sales between the Company and the divested operations that were previously eliminated in consolidation. Tax effects have been determined based on the statutory rates in effect during the period.
(3)	Represents the reduction in interest expense resulting from the use of proceeds to retire $500 million face value of debt assuming the debt purchase occurred on January 1, 2013.
(4)	Represents the results of operations after adjustments for the divestiture and debt purchase assuming the transactions occurred on January 1, 2013.